Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, January 27, 2010		205.326.8421

Energen Earns $3.57 per Diluted Share in 2009

Company to Drill New Chattanooga Shale Well in 2010

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) reported today that consolidated net income in 2009 totaled $256.3 million, or $3.57 per diluted share, and compared with $321.9 million, or $4.47 per diluted share, in 2008. This expected decline in earnings primarily was due to significantly lower commodity prices. Energen was able to limit the earnings impact of price declines with its substantial hedge position at its oil and gas exploration and production unit, Energen Resources Corporation. Production in 2009 climbed 9 percent to total 111.2 billion cubic feet (Bcf) equivalent and, together with a decline in total lease operating expenses (LOE), more than offset higher depreciation and administrative expenses.

“With another strong hedge position in place in 2010 – 72 percent of Energen Resources’ estimated production is hedged at prices above the current strip – we are looking for double-digit earnings growth in 2010 and could see a return to record earnings this year,” said Energen Chairman and Chief Executive Officer James McManus. “Perhaps most important is that our strong balance sheet and growing after-tax cash flows provide us with the capacity to pursue our strategic objectives even as the economy continues to struggle.”

NEW CHATTANOOGA SHALE WELL PLANNED

A previously disclosed casing leak not only caused completion delays but also is thought to have rendered ineffective two small fracs in Energen’s Cain 6-6 #1 well in Tuscaloosa County. The casing leak forced the company to stimulate the Chattanooga shale formation through tubing, fraccing two, 2-foot perforation intervals (performed separately) at pumping rates of only 15-17 barrels per minute. The company originally had planned to use high-rate fracs to treat longer intervals, as is common in other shale developments, but was restricted by the capacity of the tubing. In its continuing effort to determine if the Chattanooga shale in Alabama is economically viable, Energen Resources plans to drill another well in the spring of 2010; with this new well, the company hopes to yield a more effective fracture treatment by stimulating a 3,000-foot lateral at pumping rates up to 100 barrels per minute.

The first frac of the Cain well yielded no production, while the second frac produced only modestly and with variability; after several weeks, production settled in at less than 50,000 cubic feet per day. The ineffective completions prevent the company from drawing definitive conclusions from production rates as to the formation’s ability to produce. A third small interval will be stimulated in the coming weeks to help the company improve the completion design it will use in the new well.

Because the third interval will be stimulated through tubing at lower-than-desired frac rates, the company does not expect it to change the inconclusive results generated by the well to date; therefore, the company has decided that the Cain 6-6 #1 will never be economic and has expensed the $5.6 million cost of the well in the fourth quarter of 2009. The net income impact of the dry-hole expense was $3.5 million, or $0.05 per diluted share.

“The bottom line is that our best efforts to determine the economic viability of the Chattanooga shale play in Alabama with the Cain well were severely hampered by the casing leak,” said McManus. “We do not feel we have truly tested the Chattanooga shale potential in Alabama yet. Having said that, it is not certain that a high-rate stimulation will effectively frac the formation and facilitate production.”

2009 PROVED RESERVES DOWN SLIGHTLY DUE TO LOWER GAS PRICES

Energen Resources’ year-end 2009 proved reserves totaled 1.55 trillion cubic feet (Tcf) equivalent, down slightly from 1.58 Tcf equivalent (Tcfe) at year-end 2008. Negative revisions totaled approximately 125 Bcfe, with some net 69 Bcf equivalent (Bcfe) related to lower natural gas prices. By the end of 2009, Energen Resources had proved up approximately 105 Bcfe of probable and possible reserves, added 100 Bcfe through acquisitions, produced 111 Bcfe and sold 6 Bcfe.

Proved reserves for 2009 were priced at $3.87 per thousand cubic feet (Mcf) of gas (vs $5.71 per Mcf in the prior year), $61.18 per barrel of oil (vs $44.60 per barrel in the prior year) and 71 cents per gallon of natural gas liquids (vs $0.51 per gallon in the prior year).

At year-end 2009, Energen Resources’ proved developed reserves account for 83 percent of remaining recoverable reserves. Natural gas, at 58 percent of total proved reserves, remains the company’s dominant commodity. Proved oil reserves increased to just over 30 percent of total, reflecting the 2009 acquisition of the Fuhrman-Mascho Field in the oil-rich Permian Basin and increased capital spending in 2009 on drilling and development in the Permian Basin. Natural gas liquids (NGL) comprise the remaining 12 percent.

2010 GUIDANCE AFFIRMED

With more than 72 percent of its estimated 2010 production hedged at above-market prices, Energen remains well-positioned to generate double-digit earnings growth and significant discretionary cash flows in 2010 and, today, affirmed its 2010 earnings guidance of $4.20-$4.60 per diluted share.

Energen’s earnings guidance assumes that commodity prices applicable to its unhedged production will average $5.50 per Mcf for natural gas, $75 per barrel for oil and 81 cents per gallon for NGL. The company estimates that its total production in 2010 will increase approximately 3 percent to 114 Bcfe.

Energen has hedges in place in 2010 for 75 percent of its estimated natural gas production of 70 Bcf at an average NYMEX-equivalent price of $8.03 per Mcf, 73 percent of its estimated oil production of 5.5 million barrels (MMBbl) at an average NYMEX-equivalent price of $84.98 per barrel, and 51 percent of its estimated NGL production of 74.8 million gallons at an average price of $0.88 per gallon.

Consolidated after-tax cash flows in 2010 are estimated to range from $616 – $645 million. At Energen Resources, 2010 after-tax cash flows are estimated to range from $542 – $571 million. These funds will be used to finance Energen Resources’ identified capital spending of approximately $310 million. Together with approximately $40 million of available cash at year-end 2009, Energen Resources is expected to have available for discretionary investment some $272 – $301 million. Excess cash flows may be used to fund property acquisitions and other opportunities that may arise.

Key assumptions included in the guidance include:

•	A hedge position that covers 72 percent of estimated production;

•	Annual production of approximately 114 Bcfe;

•	Capital spending of $390 million, including $310 million by Energen Resources (ERC) and $80 million by Alagasco;

•	An average DD&A rate at ERC of $1.76 per Mcf equivalent (Mcfe);

•	LOE, including production taxes, at ERC of $2.21 per Mcfe (base LOE and marketing and transportation costs of $1.75 per Mcfe);

•	General and administrative expense at ERC of 50 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on estimated average equity of $332 million;

•	Average diluted shares outstanding of 72.0 million.

Energen’s 2010 earnings guidance does not include potential benefits from unidentified property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of capitalized unproved leasehold related to Alabama’s shale acreage.

2010 Hedge Summary

Energen Resources’ hedge position for 2010 is as follows:

Commodity	Hedge Volumes	Est. Production	Hedge %	NYMEXe Price
Natural Gas	52.8 Bcf	70.0 Bcf	75%	$8.03/Mcf
Oil	4.0 MMBbl	5.5 MMBbl	73%	$84.98/barrel
NGL	37.9 MMgal	74.8 MMgal	51%	$0.88/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2010 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	37.8	$0.50 per Mcf	$7.77 per Mcf
NYMEX	14.9	—	$8.68 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,383	$3.00 per barrel	$89.74 per barrel
NYMEX	1,646	—	$78.09 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Sensitivity of Earnings, Cash Flows to Changes in Commodity Prices

Given Energen Resources’ current hedge position for 2010 and using the price assumptions given above for the company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2010 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $5.50 represents an estimated net income impact of approximately $0.7 million (1.0 cent per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $75 per barrel represents an estimated net income impact of approximately $0.7 million (1.0 cent per diluted share).

•	Every 1-cent change in the average price of liquids from $0.81 per gallon represents an estimated net income impact of approximately $0.2 million (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2009 FINANCIAL RESULTS

Energen’s consolidated net income in 2009 totaled $256.3 million, or $3.57 per diluted share, and compared with $321.9 million, or $4.47 per diluted share, in 2008. Energen Resources’ net income in 2009 totaled $212.1 million, down from $282.7 million in the prior year. Alagasco, Energen’s natural gas utility, had net income of $45.4 million as compared with $40.2 million in 2008.

Energen Resources Corporation

The earnings decline for Energen Resources primarily reflects the impact of significantly lower commodity prices, higher depreciation, depletion and amortization (DD&A) expense, and increased administrative expense, partially offset by a substantial hedge position, increased production and a decline in total LOE.

Included in 2009 results is a one-time gain of $3.1 million, or $0.04 per diluted share, generated by Energen Resources’ sale of a small, non-operated Permian Basin property; 2008 results included a similar one-time gain of $6.4 million, or $0.09 per diluted share.

Approximately 70 percent of Energen Resources’ 2009 production was hedged at above-market prices; as a result, the average realized sales price for the company’s total natural gas, oil and NGL production fell 17 percent from 2008; without hedges, Energen Resources’ average realized sales price would have declined 48 percent.

Average Realized Sales Prices, Calendar Year Comparison

Commodity	CY09	CY08	Change
Natural Gas (per Mcf)	$6.36	$7.94	(20)%
Oil (per barrel)	$60.72	$71.20	(15)%
NGL (per gallon)	$0.89	$0.96	(7)%

Production, Calendar Year Comparison

Commodity	CY09	CY08	Change
Natural Gas (Bcf)	72.3	67.6	7%
Oil (MBbl)	4,690	4,114	14%
NGL (MMgal)	75.2	70.7	6%
Total (Bcfe)	111.2	102.4	9%

Production by Area (Bcfe), Calendar Year Comparison

Area	CY09	CY08	Change
San Juan Basin	54.9	50.3	9%
Permian Basin	33.8	28.9	17%
Black Warrior Basin	14.3	14.1	1%
N. LA/E. TX/Other	8.2	9.0	(9)%

The year-over-year production increase in the Permian Basin largely reflects the Fuhrman-Mascho acquisition, current-year field development, pay adds and workovers, and the cumulative effect of accelerated drilling in 2007 and 2008. Increased production in the San Juan Basin largely reflects better-than-expected performance in the current year from some of the Fruitland Coal wells and the cumulative effect of accelerated drilling in 2007 and 2008.

Total per-unit LOE in 2009 declined approximately 16 percent from the same period a year ago to $1.95 per Mcfe. Base LOE and marketing and transportation expenses fell approximately 4 percent in response to lower field service costs. The biggest decline in per-unit LOE came from commodity price-driven production taxes, which fell some 48 percent on a per-unit basis.

DD&A expense per unit in year-to-date 2009 increased 23 percent over the same period last year to $1.63 per Mcfe largely due to higher development costs and reserve revisions associated with 2008 and 2009 proved reserve prices.

Per-unit net G&A expense in 2009 increased 15 percent to 47 cents per Mcfe largely due to increased benefits related to the company’s performance-based compensation plans.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $45.4 million in 2009 as compared with $40.2 million in 2008. This increase largely reflects the timing of revenue recovery associated with core-market sales as well as increased investment gains and the utility’s earning on a higher level of equity.

4Q09 FINANCIAL RESULTS

For the three months ended December 31, 2009, Energen’s net income totaled $58.6 million, or $0.81 per diluted share, and compares with fourth quarter 2008 net income of $65.3 million, or $0.91 per diluted share.

Energen Resources Corporation

Energen Resources generated fourth quarter net income of $51.1 million in 2009 as compared with $60.0 million in the same period last year. A 5 percent increase in production and a Section 199-related tax benefit were more than offset by increased LOE, higher DD&A expense, higher administrative expense, lower natural gas prices and increased exploration expense.

Average Realized Sales Prices, 4th Quarter Comparison

Commodity	4Q09	4Q08	Change
Natural Gas (per Mcf)	$6.55	$7.14	(8)%
Oil (per barrel)	$64.98	$64.48	1%
NGL (per gallon)	$0.99	$0.68	46%

Production, 4th Quarter Comparison

Commodity	4Q09	4Q08	Change
Natural Gas (Bcf)	17.8	17.5	2%
Oil (MBbl)	1,234	1,109	11%
NGL (MMgal)	19.3	18.0	7%
Total (Bcfe)	28.0	26.7	5%

Production by Area (Bcfe), 4th Quarter Comparison

Area	4Q09	4Q08	Change
San Juan Basin	13.6	13.2	3%
Permian Basin	8.9	7.7	16%
Black Warrior Basin	3.5	3.6	(3)%
N. LA/E. TX/Other	2.0	2.3	(13)%

The year-over-year production increase in the Permian basin in the fourth quarter largely reflects the acquisition of Range Resources’ interests in the Fuhrman-Mascho Field as well as field development, pay adds and workovers. Increases in the San Juan Basin largely reflect new well development and better-than-expected performance in some of the Fruitland Coal wells.

Total per-unit LOE in the 4th quarter of 2009 increased 13 percent from the prior-year 4th quarter to $2.09 per Mcfe. While base LOE and marketing and transportation expenses were down slightly to $1.68 per Mcfe, commodity price-driven production taxes increased significantly on a per-unit basis to $0.41 cents per Mcfe, largely reflecting a 26-cents adjustment in the 4th quarter of 2008 related to reduced severance taxes for 2005-2008.

DD&A expense per unit in the 4th quarter of 2009 increased 13 percent over the same period last year to $1.75 per Mcfe largely due to higher development costs and the look-back adjustment associated with pricing year-end 2009 reserves.

Per-unit net G&A expense in the 4th quarter of 2009 increased 89 percent over the same period in 2008 to 51 cents per Mcfe largely due to increased benefits related to the company’s performance-based compensation plans.

Alabama Gas Corporation

Alagasco’s 4th quarter 2009 net income totaled $7.8 million as compared with $5.4 million in the 4th quarter of 2008. This increase largely reflects the timing of revenue recovery associated with sales to core market and large commercial & industrial customers. The utility remains on track to earn within its allowed range of return on average equity at the end of the 2010 year (September 30, 2010).

2011 NGL HEDGES ADDED

Energen Resources’ recently added 6.6 million gallons of NGL hedges for 2011 at an average price of $1.01 per gallon. Energen Resources’ total hedge position for 2011 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	37.1 Bcf	$6.92/Mcf
Oil	3.5 MMBbl	$76.84/barrel
NGL	6.6 MMgal	$1.01/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2011 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.7	$0.60 per Mcf	$6.96 per Mcf
NYMEX	11.4	—	$6.82 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,076	$3.75 per barrel	$73.99 per barrel
NYMEX	1,398	—	$81.07 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.4 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.